Exhibit 23.2

Bush & Associates CPA

To Whom It May Concern:

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement dated May 23, 2025, relating to the financial statements of iSpecimen, Inc., which is contained in that Prospectus, relating to the S- 1A schedules, which is contained in the Registration Statement.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

Very truly yours,

/s/ Bush & Associates CPA LLC

Bush & Associates CPA LLC (PCAOB 6797)

Henderson, Nevada

May 23, 2025

179 N. Gibson Rd., Henderson, NV 89014 ● 702.703.5979 ● www.bushandassociatescpas.com